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                                 Exhibit 10-82
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                   AMENDMENT NO. FIVE, WAIVER AND CONSENT TO
                     AMENDED AND RESTATED CREDIT AGREEMENT


   This Amendment No. Five, Waiver and Consent to Amended and Restated Credit Agreement (the "Amendment") dated as of March 15, 1994, is between Bank of America National Trust and Savings Association (the "Bank") and Carl Karcher Enterprises, Inc. (the "Borrower").

                                    RECITALS

   A. The Bank and the Borrower entered into a certain Amended and Restated Credit Agreement dated as of November 20, 1992, as amended by Amendment No. One dated as of April 28, 1993, by Amendment No. Two and Waiver dated as of September 27, 1993, by Amendment No. Three and Waiver dated as of December 15, 1993, and by Amendment No. Four dated as of January 19, 1994.

   B. The Borrower is in default of certain covenants of the Agreement and has requested that Bank to waive such defaults.

   C. Borrower has submitted to Bank a copy of the Form S-4 Registration Statement of CKE Restaurants, Inc., a Delaware corporation ("Holding Company") filed with the Securities and Exchange Commission on March 7, 1994 ("Registration Statement").

   D. Attached as Appendix A to the Registration Agreement is a proposed Plan of Reorganization and Agreement of Merger ("Merger Agreement"), between Borrower, Holding Company and CKE Food Services, Inc. a wholly-owned subsidiary of Holding Company ("CKE Subsidiary"), pursuant to which Borrower will merge with CKE Subsidiary and, as a result thereof, Borrower will become the surviving company and a subsidiary of Holding Company (the "Merger").

   E. Borrower has requested that the Bank consent to the Merger and waive compliance by Borrower with certain covenants in the Agreement that would otherwise prohibit the Merger.

   F. The Borrower has requested the Bank to amend the Agreement in certain respects.

   G. The Bank has agreed to waive the defaults, consent to the Merger, waive certain covenants and amend the Agreement but on the terms and conditions herein contained.

                                   AGREEMENT

   1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

   2.  Amendments.  The Agreement is hereby amended as follows:



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     2.1  Paragraph 1.2 of the Agreement is amended by substituting the date
"June 30, 1995" for the date "June 30, 1994" appearing therein.

     2.2 Subparagraph (a) of Paragraph 1.3 of the Agreement is amended in full to read:

          "(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate."

     2.3  The first sentence of Paragraph 1.6 is amended in full to read:

          "The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus 1.50 percentage points."

     2.4 The lead in to Paragraph 1.7 of the Agreement is hereby amended in full to read:

          "1.7 Letters of Credit. This line of credit may be used for financing standby letters of credit with a maximum maturity not to extend beyond the Expiration Date. The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Thirteen Million Dollars ($13,000,000)."

     2.5 Upon the Effective Date (as defined in the Merger Agreement) of the Merger, Paragraph 6.2(a) of the Agreement is amended in full to read:

          "(a) Within one hundred (100) days of Holding Company's fiscal year end, Holding Company's annual consolidated financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank. These statements shall be prepared on a consolidating and consolidated basis for Holding Company and its subsidiaries, and also on an unconsolidated basis for the Borrower. Holding Company's consolidating statement and the unconsolidated statement of the Borrower may be company prepared."

     2.6 Upon the Effective Date (as defined in the Merger Agreement) of the Merger, Paragraph 6.2(b) of the Agreement is amended in full to read:

          "(b) Within fifty (50) days of each fiscal quarter end, quarterly financial statements of Holding Company prepared on a consolidating and


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     consolidated basis,  These financial statements may be prepared by
     Holding Company."

     2.7 Upon the Effective Date (as defined in the Merger Agreement) of the Merger, Paragraph 6.2(d) of the Agreement is amended by substituting
"Holding Company's" for "Borrower's" in each place it appears therein.

     2.8  Paragraph 6.3 of the Agreement is amended in full to read:

          "6.3 Current Ratio. To maintain a ratio of current assets to current liabilities of at least .90:1.0 from the date hereof through January 29, 1995, and .95:1.0 from January 30, 1995, and thereafter."

     2.9 The table shown at the bottom of Paragraph 6.4 of the Agreement is amended to read:

                                Minimum Annual Increase
                               in Retained Earnings Over
                                 Prior Fiscal Year End
     Date                          Retained Earnings
     ----                      ------------------------
     January 30, 1995                 $4,500,000




     2.10 The table shown in Paragraph 6.5 of the Agreement is amended to read:

     Period End          Ratio
     ----------          -----
     May 23, 1994        1.75:1.0
     August 15, 1994     1.75:1.0
     November 7, 1994    1.75:1.0
     January 30, 1995
       and thereafter    1.50:1.0

     2.11 The table shown in Paragraph 6.6 of the Agreement is amended to read:

     Period End                   Ratio
     ----------                   -----
     For the quarter
     ending May 23, 1994          .60:1.0
     For the quarter
     ending August 15, 1994       .80:1.0
     For the quarter ending
     November 17, 1994           1.00:1.0
     At the end of each
     fiscal quarter
     thereafter, calculated
     on a Four Quarter
     Rolling Basis               1.00:1.0





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     2.2  Subparagraph (h) of Paragraph 6.10 of the Agreement is deleted in its entirety.

     2.13 Paragraph 6.12 of the Agreement is deleted in its entirety.

     2.14 Paragraph 6.25 of the Agreement is amended in full to read:

          "6.25 Owned Restaurants. Maintain a ratio of total company owned restaurants of not less than forty-five percent (45%) of total restaurants on a system wide basis."

     2.15 Paragraph 6.27 of the Agreement is amended in its entirety to read as follows:

          "6.27 Tangible Net Worth. Maintain tangible net worth equal to at least the sum of:

          (a) Eighty Four Million Four Hundred Thousand Dollars ($84,000,000); plus

          (b) the sum of fifty percent (50%) of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing with the first quarter of fiscal year 1995."

     "Tangible Net Worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles and monies due from affiliates, officers, directors or shareholders of Borrower plus any investments in affiliates less total liabilities, including but not limited to accrued and deferred income taxes, and any results against assets."

     2.16 The Agreement is hereby amended to add a new Paragraph 6.30 to read as follows:

          "6.30 Loans. Not to make any loans, advances or other extensions of credit to any of Borrower's executives, officers, directors, shareholders or affiliates (or any relatives of the foregoing) in excess of Five Million Dollars ($5,000,000) outstanding at any time, excluding affiliates notes receivable shown in the balance sheet at fiscal year end 1994."





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     2.17 Paragraph 8.3 of the Agreement is amended in full to read:

          "8.3 Bankruptcy. The Borrower or any grantor files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any guarantor or the Borrower or any guarantor makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower or any guarantor is dismissed within a period of forty-five (45) days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period."

     2.18 Paragraph 8.4 of the Agreement is amended by adding the words "or any guarantor's" immediately following the work "Borrower's".

     2.19 Paragraph 8.6 of the Agreement is amended by adding the words "or any guarantor" immediately following the word "Borrower" in each place where such word appears.

     2.20 Paragraph 8.7 of the Agreement is amended by adding the words "or any guarantor's" immediately following the word "Borrower's".

     2.21 Paragraph 8.8 of the Agreement is amended by adding the words "or any guarantor's" immediately following the word "Borrower's".

     2.22 paragraph 8.9 of the Agreement is amended by adding the words "or any guarantor" immediately following the word "Borrower" in each place where such word appears.

     2.23 Paragraph 8.10 of the Agreement is amended by adding the words "or any guarantor" immediately following the word "Borrower" in each place where such word appears.

     2.24 Paragraph 8.13 of the Agreement is deleted in its entirety and replaced by a new Paragraph 8.13 to read as follows:

          "8.13 Default Under Related Document. Any guaranty, subordination agreement, security agreement or other document required by this Agreement is violated or no longer in effect."

   3. Defaults. The borrower hereby acknowledges that it breached the following covenants of the Agreement for the fiscal period ending January 31, 1994:





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     3.1  Paragraph 6.4 in that Retained Earnings were Two Million Two Hundred
   Nine Dollars ($2,209,000) and not Five Million Dollars ($5,000,000) as required.

     3.2 Paragraph 6.6 in that the Fixed Charge Coverage Ratio was .86:1.0 and not .94:1.0 as required.

     3.3 Paragraph 6.27 in that net income was Five Million Five Hundred Thousand One Dollars ($5,501,000) and not at least Eight Million Seven Hundred Thousand Dollars ($8,700,00) as required.

   4. Waiver. The Bank hereby waives compliance with the above covenants for the fiscal period ending January 31, 1994.

   5. Consent and Waiver. The Bank hereby consents to the Merger described in Recital C above, and waives any violation of Paragraphs 6.15 and 6.24(c) that would otherwise result after giving effect to the Merger.

   6. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) other than the defaults listed above there is no event which is, or with notice of, or lapse of time, or both would be, a default under the Agreement and (b) the representations and warranties in the Agreement are true as of the date of the Amendment as if made on the date of this Amendment, (c) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligations by which the Borrower is bound.

   7. Conditions Precedent. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

     7.1  This Amendment executed by the Borrower.

     7.2 Evidence that the execution, delivery and performance by the Borrower of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

   8. Conditions Subsequent. Within thirty (30) days of the Effective Date (as defined in the Merger Agreement) of the Merger, Borrower shall cause to be delivered to the Bank the following items in form and substance acceptable to Bank.

     8.1 A guaranty duly executed by Holding Company in the amount of Twenty Million Dollars ($20,000,000).

     8.2 Evidence that the execution, delivery and performance by Holding Company of the guaranty has been


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   duly authorized.

   9. Effect of Amendment and Waivers. The above waivers shall be limited precisely as written and relate solely to the sections of the Agreement and for the time referred to above. Nothing in the above consents shall be deemed to
(a) constitute a waiver of compliance by the Borrower with respect to any other term, provision or condition of the Agreement or any other instrument or agreement referred to therein or (b) prejudice any right or remedy that the Bank may now have or may have in the future under applicable law or instrument or agreement referred to therein. Except as expressly set forth herein, the terms, provisions, and conditions of the Agreement and the other documents issued pursuant thereto shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

   This Amendment is executed as of the date stated at the top of the first page.

BANK OF AMERICA NATIONAL TRUST                  CARL KARCHER ENTERPRISES,
AND SAVINGS ASSOCIATION                         INC.
By /s/  Deborah L. Miller                       By /s/  Loren C. Pannier
   ----------------------------                    -------------------------

Title Vice President                            Title Sr.Vice President, CFO
      -------------------------                       ----------------------


By ___________________________                  By /s/  Richard C. Celio
                                                   -------------------------

Title ________________________                  Title Vice President,
                                                      ----------------------
                                                      Corporate Counsel
                                                      ----------------------





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